                                EXHIBIT (b)(6)
--------------------------------------------------------------------------------
Presentation to

General Motors Corporation
Board of Directors

Regarding Project Triple Play

October 6, 1997


 [LOGO OF MERRILL LYNCH                                [LOGO OF SALOMON BROTHERS
 APPEARS ON BOTTOM OF                                         APPEARS ON BOTTOM
 EACH PAGE]                                                        OF EACH PAGE]

Table of Contents
--------------------------------------------------------------------------------
     I.  Transaction Overview
    II.  Review of Business Segments
   III.  Class H Shareholder Considerations
    IV.  $1-2/3 Shareholder Considerations
     V.  Fairness Considerations - Merrill Lynch
    VI.  Fairness Considerations - Salomon Brothers

_______________________________________________________________________________


                             Transaction Overview


________________________________________________________________________________

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction - Restructuring of Hughes

Project Triple Play represents a complete restructuring of Hughes businesses through a series of integrated transactions

 .  Defense
     . Leveraged with approximately $3.9 - $4.9 billion debt (depending on Raytheon stock price), with proceeds applied as described below
     . Spun-off to both classes of GM's common shareholders in a tax-free transaction
     . Merged with Raytheon such that GM's common shareholders receive a 30.3% equity (80.1% voting) interest in the combined Defense/Raytheon in the form of Class A Stock

 .  Telecom
     . Recapitalized with approximately $3.9 - $4.0/(1)/billion of new funding received from Defense
     .  Tracked by New Class H Stock

 .   Delco
     . Transferred to GM and combined with Delphi to integrate and rationalize components business
     . Proceeds from Defense leveraging in excess of $4.0/(1)/billion, if any, also transferred by Hughes to GM

These transactions affect the equity interests of both the $1-2/3 and Class H shareholders in various ways described in this presentation

-------------------
(1) To the extent that, based on the Raytheon stock price, Defense is leveraged with more than approximately $3.9 billion of debt, the proceeds of such additional debt will be applied first to Telecom, up to $4.0 billion, then to GM. The $4.0 billion breakpoint remains subject to final agreement between GM and Hughes.

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction - Transaction Outcome

         Project Triple Play represents a dramatic reorganization of
                           General Motors and Hughes


                          Before Project Triple Play

        [SCHEMATIC REPRESENTATION OF CORPORATE STRUCTURE APPEARS HERE]


                          After Project Triple Play

        [SCHEMATIC REPRESENTATION OF CORPORATE STRUCTURE APPEARS HERE]

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction - Class H Shareholders' Perspective


Class H Shareholders

     . Receive New Class H Stock representing a 25%/(1)/ tracking stock interest in Telecom (which will have received approximately $3.9 - $4.0 billion in new funding) equivalent to the Class H shareholders' current 25% tracking stock interest in the Telecom business of Hughes

     . Receive that portion (determined by the "Distribution Ratio") of the Class A Stock of Defense/Raytheon which:

         . Provides them with a 25% pro rata share of the Class A Stock of Defense/Raytheon consistent with their existing 25% proportionate tracking stock interest in Hughes; and, in addition,

         . Provides them with additional shares of Class A Stock of Defense/Raytheon/(2)/ intended to compensate them for the net value effect of all other aspects of the transactions (the "Net Transaction Effect") consisting of:

             - A proposed $1.625 billion base amount/(3)/, which primarily takes into account the relinquishment of the Class H shareholders' 25% tracking stock interest in Delco for the benefit of the $1-2/3 shareholders; plus

             -  25% of any funding from Defense distributed by Hughes to GM

-------------------------------
(1) Throughout this presentation, the "Class H Fraction," as defined in the Spin-Off Merger Agreement, is rounded to 25%.

(2) For purposes of calculating the number of shares of Class A Stock equating to the Net Transaction Effect, the Class A Stock is to be valued at market value of Raytheon common stock determined pursuant to the same formula as used in the Defense/Raytheon merger agreement, but without giving effect to the "collar" provision.

(3)  I.e., $6.5 billion times the Class H Fraction.

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction -- $1-2/3 Shareholders' Perspective

$1-2/3 Shareholders

   . Receive that portion of the Class A Stock of Defense/Raytheon not distributed to the Class H shareholders -- i.e., their 75% pro rata share of the Class A Stock minus that portion used to compensate the Class H shareholders for the Net Transaction Effect

   . Maintain their $1-2/3 stock ownership in GM with the following underlying changes:

        . Delco/Delphi now combined with all of their earnings in the $1-2/3 earnings pool;

        . Funding from Defense in excess of $4.0 billion, if any, is added to GM's treasury for the benefit of the $1-2/3 earnings pool

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction -- Impact of Raytheon Stock Price on the Distribution
Ratio

 .  Raytheon's stock price affects the Distribution Ratio in two ways:

     . It affects the amount of leverage incurred by Defense, and therefore how much, if any, of the proceeds are distributed to GM--affecting in turn the Net Transaction Effect

     . It affects the number of shares of Class A Stock of Defense/Raytheon required to be allocated to the Class H shareholders to compensate for the Net Transaction Effect

 . Following are illustrative calculations of the amount of leverage incurred by Defense and its allocation between Telecom and GM based on the Raytheon stock prices shown:

                                                                        Raytheon Stock Price
                                           ------------------------------------------------------------------------------
                                           Below Collar   Collar - Low   Collar - Midpoint   Collar - High   Above Collar
                                              $40.00         $44.42           $49.35             $54.29         $60.00
                                           ------------------------------------------------------------------------------
Raytheon Merger ($-Bn)
 Value of 102.6 MM Shares                      $4.1           $4.6             $5.1               $5.6           $6.2
 Debt Assumed                                   4.9            4.9              4.4                3.9            3.9
-------------------------------------------------------------------------------------------------------------------------
 Total Consideration                           $9.0           $9.5             $9.5               $9.5          $10.1
-------------------------------------------------------------------------------------------------------------------------

Allocation of Defense Funding ($-Bn)
 To Telecom                                    $4.0           $4.0             $4.0               $3.9           $3.9
 To GM                                          0.9            0.9              0.4                0.0            0.0
-------------------------------------------------------------------------------------------------------------------------
 Total Funding                                 $4.9           $4.9             $4.4               $3.9           $3.9
-------------------------------------------------------------------------------------------------------------------------

Transaction Overview
--------------------------------------------------------------------------------
Summary of Transaction--Impact of Raytheon Stock Price on the Distribution
   Ratio (cont'd)

 . Following are illustrative calculations of the number of Class A shares of Defense/Raytheon to be distributed to each class of GM shareholders based on the Raytheon stock prices shown:

                                                                            Raytheon Stock Price
                                                   ----------------------------------------------------------------------------
                                                   Below Collar    Collar-Low    Collar-Midpoint    Collar-High    Above-Collar
                                                      $40.00         $44.42           $49.35           $54.29         $60.00
                                                   ------------    ----------    ---------------    -----------    ------------
Class H Distribution
Value ($-Bn)
  25% of Defense (25.7 MM Shares)                  $       1.03    $     1.14    $          1.27    $      1.39    $       1.54
  NTE(1)--25% of Funding to GM                             0.23          0.23               0.10           0.00            0.00
  NTE(1)--Proposed Base Amount                             1.63          1.63               1.63           1.63            1.63
                                                   ------------    ----------    ---------------    -----------    ------------
  Total to Class H Shareholders                    $       2.88    $     2.99    $          2.99    $      3.02    $       3.16
Per Class H Share                                  $      28.80    $    29.93    $         29.93    $     30.18    $      31.64
                                                   ============    ==========    ===============    ===========    ============

Number of Class A Shares (MM)
  25% of Defense                                           25.7          25.7               25.7           25.7            25.7
  NTE(1)--25% of Funding to GM                              5.7           5.1                2.1            0.0             0.0
  NTE(1)--Proposed Base Amount                             40.6          36.6               32.9           29.9            27.1
                                                   ------------    ----------    ---------------    -----------    ------------
  Total to Class H Shareholders                            72.0          67.4               60.6           55.6            52.7
Per Class H Share                                         0.720         0.674              0.606          0.556           0.527
                                                   ============     =========    ===============     ==========     ===========

$1-2/3 Distribution
                                                   ------------    ----------    ---------------    -----------    ------------
  Value ($-Bn)                                     $       1.23    $    1.57     $          2.07    $      2.55    $       2.99
  Per $1-2/3 Share                                 $       1.71    $    2.19     $          2.89    $      3.57    $       4.18

  Number of Class A Shares(MM)                             30.6         35.3                42.0           47.0            49.9
  Per $1-2/3 Share                                        0.043        0.049               0.059          0.066           0.070
                                                   ============     =========    ===============     ==========     ===========

---------------
(1) Net Transaction Effect

Transaction Overview
--------------------------------------------------------------------------------
Fairness Opinion

  Is the consideration to be provided to GM and its subsidiaries and to GM's common stockholders fair, from a financial point of view, to the holders of each class of GM's common stock?

   . In addressing this issue, Merrill Lynch and Salomon Brothers have, among other undertakings,

        . Reviewed and analyzed the various businesses of Hughes including, inter alia, a review and discussion with Hughes management of the business plans of such businesses

        . Reviewed and analyzed the business of Raytheon and the terms of the Defense/Raytheon merger transaction

        . Reviewed and analyzed the potential benefits to GM and its shareholders arising from a combination of Delco and Delphi

        . Reviewed and analyzed the business prospects and capital structure of Telecom

        . Reviewed the terms of the New Class H Stock tracking Telecom and the policy to be adopted by the GM Board of Directors with respect to matters concerning the dual-class common stock capital structure of GM

        . Reviewed and analyzed the potential impact of Project Triple Play on GM and its two classes of shares

        . Reviewed such other data, analyses, and other information provided (orally or in writing) or publicly available and performed such other analyses as they deemed relevant

  . The Fairness Opinion of each adviser is supplied separately and each such opinion sets forth the assumptions made and limitations on such adviser's analysis and opinion

--------------------------------------------------------------------------------

                          Review of Business Segments

--------------------------------------------------------------------------------

Review of Business Segments
--------------------------------------------------------------------------------
Defense


 .    Our valuation analysis of Defense, initially prepared in January 1997, is updated as follows:

                                                                                           Estimated Implied Equity Value Range
         Valuation Methodology               Estimated Enterprise Value Range                Assuming Leverage of $3.9 Billion
         ---------------------               --------------------------------              ------------------------------------
                                                      (in billions)                                   (in billions)
Public Comparables Valuation -- January                $5.8 to $6.8                                     $1.9 to $2.9
Public Comparables Valuation -- Today                  $6.2 to $7.2                                     $2.3 to $3.3

Raytheon Merger /(1)/                                  $10.1 to $10.1                                   $6.2 to $6.2
Current Merger Benefit                                 $3.9 to $2.9                                     $3.9 to $2.9


 .    The Raytheon merger provides consideration to GM and its shareholders at an implied multiple of 11.0x Defense 1997 EBITDA, which compares favorably to the Lockheed Martin-Northrop Grumman (10.0x), Raytheon-TI (9.5x), Boeing-McDonnell Douglas (10.3x), and the Lockheed Martin-Loral (9.0x) LTM EBITDA transaction multiples.

 .    Additionally, the Raytheon merger represents a 40% to 63% premium based on enterprise value and a 87% to 169% premium based on the implied equity value.

-------------------------
(1)  Based on current Raytheon stock price of approximately $60 per share.

Review of Business Segments
--------------------------------------------------------------------------------
Defense (cont'd)


 .    Due to Raytheon's recent acquisition of Texas Instruments ("TI") and imminent Defense transaction, the market now values Raytheon on a pro forma basis after giving effect to both such transactions

 .    On a pro forma combined basis, for both the TI and Defense transactions,
     Raytheon's current stock price results in the following multiples, which are consistent with those of other comparable companies:


                                1998 P/E /(1)/         1998 Adj. P/E /(1)/       1998 Enterprise/EBITDA /(2)/
                                --------------         -------------------       ----------------------------
      Raytheon                      15.7x                     12.6x                          9.4x

      Lockheed Martin               15.8                      12.3                           7.8
      Litton                        14.6                      12.8                           6.9
      Boeing                        16.3                      15.9                           8.5


 .    Raytheon's current stock price also appears to be consistent with:

     . Equity research analysts' current profit and earnings expectations and suggested near term target stock prices

     . Projections including expected synergies provided by Defense's and Raytheon's management


-------------------------
(1)  Based on First Call earnings estimates as of September 26, 1997.
     "Adj. P/E" eliminates the effect of intangible amortization from earnings.

(2) Pro Forma for recent acquisitions based on publicly available information. 1998 EBITDA based on available analyst research reports.

Review of Business Segments
--------------------------------------------------------------------------------
Delco

 . Combination of Delco and Delphi maximizes opportunities for efficient realization of significant synergies resulting from:

     . Greater competitiveness--Integrated system design capability is expected by Delco's and Delphi's management to enhance market position and market share with internal an external customers

     . Improved margins--Integrated systems are expected by Delco's management to generate significantly higher operating margins than components sold separately

     . Overhead savings

 . Valuation of Delco and synergies to be realized in the Delco/Delphi combination are critical elements in the assessment of the Net Transaction Effect

     . Each of Merrill Lynch and Salomon Brothers will address this matter separately in connection with their analysis of fairness considerations

Review of Business Segments
--------------------------------------------------------------------------------
Telecom


 . Funding of approximately $3.9-$4.0 billion to be received from Defense prior to spin-off, when added to current cash and ordinary-course borrowing capacity, provides adequate funding and financial flexibility for Telecom to pursue its current business plan

     . To date, Telecom has relied on Hughes' cash flows, including excess cash flows of Defense and Delco, to fund telecom, broadcast and space ventures

     . Without access to these sources of cash, Telecom would be reliant on General Motors and the capital markets to fund growth beyond its internal cash generation ability. The new funding reduces Telecom's dependence on General Motors and the capital markets and hence reduces financing risk, which might otherwise have negatively affected the value of Telecom

------------------------------------------------------------------------------

                      Class H Shareholder Considerations

------------------------------------------------------------------------------

Class H Shareholder Considerations
--------------------------------------------------------------------------------
Summary of Impact of Project Triple Play on Class H Shareholders

                            BEFORE                                                               AFTER
         -------------------------------------------------------------------------------------------------------------------------
                                 Principal Market,                                                        Principal Market,
             Underlying          Structural and Other                                                     Structural and Other
              Business           Factors Affecting Value                Underlying Business               Factors Affecting Value
----------------------------------------------------------------------------------------------------------------------------------
DEFENSE      25% of Defense    .  Potential tracking stock discount     25% of GM shareholders' share    .  Direct ownership of
                                                                        of Defense/Raytheon including       asset-based Class A
                               .  Potential conglomerate discount       substantial implied premium         Stock of Defense/
                                                                                                            Raytheon
------------------------------                                        ---------------------------------
DELCO         25% of Delco     .  Class H Stock subject to
                                  recapitalization provisions           Additional share of
                                  -  120% optional call payable         Defense/Raytheon to compensate
                                     in $1-2/3 stock                    for Net Transaction Effect
                                  -  120% mandatory conversion          including relinquishment of 25%
                                     under certain circumstances        interest in Delco

-----------------------------                                         ------------------------------------------------------------
TELECOM       25% of Telecom   .  1/2 voting and liquidation            25% of Telecom which will        .  Potential tracking
                                  rights in GM per Class H Share        have received $3.9 - $4.0           stock discount
                                                                        billion in new funding
                               .  35% payout ratio dividend policy                                       .  Class H Stock subject
                                  based on earnings of all Hughes                                           to recapitalization
                                  businesses                                                                provisions
                                                                                                            -  120% optional call
                                                                                                               after 5 years
                                                                                                               payable in $1-2/3
                                                                                                               stock
                                                                                                            -  120% mandatory
                                                                                                               conversion under
                                                                                                               certain
                                                                                                               circumstances

                                                                                                         .  greater than or equal
                                                                                                            to 1/2 voting and
                                                                                                            liquidation rights in
                                                                                                            GM per New Class H
                                                                                                            Share

                                                                                                         .  GM Board policy
                                                                                                            statement on
                                                                                                            intercompany
                                                                                                            transactions

                                                                                                         .  New policy on dividend
                                                                                                            payouts
----------------------------------------------------------------------------------------------------------------------------------

Class H Shareholder Considerations
--------------------------------------------------------------------------------
Defense

 .  Underlying Business

   . Class H shareholders give up their 25% tracking stock interest in Defense but receive 25% of the Class A Stock of the combined Defense/Raytheon

   . Class H shareholders get full proportionate benefit from Defense/Raytheon merger, which merger could not take place as long as Defense remained a GM subsidiary (Raytheon condition)

          - Implied premium to public comparables valuation achieved in transaction of 40% to 63%

   .  Defense is leveraged in connection with transaction


 .  Principal Market, Structural and Other Factors Affecting Value

   . From tracking stock interest affected by potential conglomerate discount to direct ownership of asset-based Class A Stock of "purer" play in the defense sector

          -  Potential tracking stock discount eliminated

          -  Potential conglomerate discount reduced or eliminated

          -  High voting stock at least as valuable as low voting stock

   .  No 120% recapitalization

          - Merger transaction resulted in a higher premium on Defense than implied by public comparables valuation

          - Direct interest in Defense/Raytheon not subject to 120% optional call

Class H Shareholder Considerations
--------------------------------------------------------------------------------
Delco and Funding From Defense, if any, Transferred to GM

  .  Underlying Business

       . Class H shareholders give up their 25% tracking stock interest in Delco (plus that portion of the funding from Defense transferred to GM) but, in exchange, receive additional shares of Class A Stock of the combined Defense/Raytheon to compensate them for the Net Transaction Effect, comprised of:

            -  The proposed $1.625 billion base amount; plus

            -  25% of funding from Defense, if any, transferred to GM

       . Valuation of Class A Stock for purposes of payment of Net Transaction Effect based on the market value of Raytheon common stock determined pursuant to the same formula as that used in the Defense/Raytheon merger agreement, but without giving effect to the "collar" provision

       . Benefits of Delco/Delphi combination cannot be fully and most efficiently realized without transfer of Delco to same earnings pool as Delphi

       . In connection with their analyses of fairness considerations, Merrill Lynch and Salomon Brothers will each present their views on the value of Delco and synergies of the Delco/Delphi combination, and on premium paid or received

 .    Principal Market, Structural and Other Factors Affecting Value

       . The Net Transaction Effect amount is intended to take into account all such aspects of the entire transaction

Class H Shareholder Considerations
--------------------------------------------------------------------------------

Telecom

 .  Underlying Business

     . Class H shareholders end up with a 25% tracking stock interest in Telecom, equivalent to that which they held in Hughes prior to the transactions

     . With approximately $3.9 - $4.0 billion of new funding from Defense, Telecom's capitalization is expected to be sufficient to enable realization of current business plan with reduced dependence/reliance on General Motors and the capital markets

 .  Principal Market, Structural and Other Factors Affecting Value

     .   New Class H Stock essentially similar to existing Class H Stock

           - Optional recapitalization at 120% of market value cannot be exercised for 5 years (protection against unfavorably timed "call")

           - Mandatory recapitalization triggered for disposition of more than 80% of the assets (vs. undefined "substantially all" of Hughes in existing Class H); New Board of Directors policy statement provides greater assurance that Class H shareholders receive, subject to certain appropriate exceptions, their pro rata economic interest in any distribution of assets transferred to GM or GM's shareholders which does not trigger the mandatory recapitalization

     . Voting rights and liquidation rights of New Class H Stock are at least as favorable as those of existing Class H Stock

     . Purer Telecom play may result in reduction of any potential conglomerate discount

     . As opposed to current 35% payout ratio policy, no initial dividend on New Class H Stock

-------------------------------------------------------------------------------

                       $1-2/3 Shareholder Considerations

--------------------------------------------------------------------------------

$1-2/3 Shareholder Considerations
Summary of Impact of Project Triple Play on $1-2/3 Shareholders

------------------------------------------------------------------------------------------------------------------------------------
                                       BEFORE                                                       AFTER
                 -------------------------------------------------------------------------------------------------------------------
                  Underlying Business    Principal Market, Structural      Underlying Business        Principal Market, Structural
                                         and Other Factors Affecting                                  and Other Factors Affecting
                                                    Value                                                       Value
------------------------------------------------------------------------------------------------------------------------------------
DEFENSE              75% of Defense      .  Potential tracking stock       75% of GM shareholders'    .  Direct ownership of Class
                                            discount                       share of Defense/Raytheon     A Stock of Defense/Raytheon
                                                                           including substantial
                                         .  Potential conglomerate         implied premium            .  Elimination of charge to
                                            discount                                                     earnings for Defense
                                                                                 less                    related goodwill
                                         .  120% optional call on
                                            Class H                        Shares of Defense/         .  Impact of  profit sharing
------------------------------------                                       Raytheon transferred to   -------------------------------
DELCO                75% of Delco        .  Voting and liquidation         Class H shareholders       .  Delco/Delphi combined
                                            rights shared with Class H     to compensate for Net         entity entirely within
                                                                           Transaction Effect            $1-2/3 earnings pool
                                         .  Defense related goodwill
                                            amortization                   100% of Delco (now         .  GM OEM indirect benefits
                                                                           combined with Delphi)         of improved Delco/Delphi
                                                                                                         product offering

                                                                                                      .  Facilitates possible future
                                                                                                         IPO
------------------------------------                                       ---------------------------------------------------------
TELECOM              75% of Telecom                                        75% of Telecom which       .  Potential tracking stock
                                                                           will have received            discount
                                                                           $3.9-$4.0 billion
                                                                           in new funding             .  Potential conglomerate
                                                                                                         discount

                                                                                                      .  120% optional call on New
                                                                                                         Class H after 5 years

                                                                                                      .  Voting and liquidation
                                                                                                         rights shared with New
                                                                                                         Class H
------------------------------------------------------------------------------------------------------------------------------------

$1-2/3 Shareholder Considerations
--------------------------------------------------------------------------------
Defense

 .  Underlying Business

     . Before transfer of shares of Defense/Raytheon to Class H shareholders to account for Net Transaction Effect, $1-2/3 shareholders exchange their 75% economic interest in Defense for 75% of the Class A Stock of the combined Defense/Raytheon

     . $1-2/3 shareholders get full proportionate benefit from Defense/Raytheon merger

           - Implied premium to public comparables valuation achieved in transaction of 40% to 63%

     .  Defense is leveraged in connection with transaction

 .  Principal Market, Structural and Other Factors Affecting Value

     . From economic interest affected by potential conglomerate discount to direct ownership of Class A Stock of "purer" play in the defense sector

     . Elimination of defense related goodwill ($101 million annual charge to net earnings)

     . Net profit sharing cost or benefit - the incremental 1997 profit sharing charge resulting from the Defense spin-off gain is expected to be $236 million which is more or less offset on a net present value basis by the reduction in future profit sharing payments resulting from the elimination of Defense's net contribution to income

$1-2/3 Shareholder Considerations
--------------------------------------------------------------------------------
Delco and Funding From Defense, if any, Transferred to GM

 .  Underlying Business

     . $1-2/3 shareholders acquire the 25% tracking stock interest in Delco currently held by the Class H shareholders, enabling combination of Delco and Delphi and full realization of the benefits of such combination

     . Acquisition of Class H shareholders' 25% tracking stock interest in Delco (and funding from Defense, if any, transferred to GM) paid for by $1-2/3 shareholders with shares of Defense/Raytheon valued at the market value of Raytheon common stock (determined pursuant to the same formula as that used in the Defense/Raytheon merger agreement, but without giving effect to the "collar" provision)

 .  Principal Market, Structural and Other Factors Affecting Value

     . In addition to the benefits (quantified) of the Delco/Delphi combination, GM may benefit as an OEM from improved offering from key supplier

     . Combination of Delco and Delphi may facilitate a future equity offering in all or part of GM's auto parts business, potentially enhancing Delco/Delphi's financial and operating flexibility

$1-2/3 Shareholder Considerations
--------------------------------------------------------------------------------
Telecom

 .  Underlying Business

     . $1-2/3 shareholders end up with a 75% economic interest in Telecom, equivalent to that which they held in Hughes prior to the transactions

     . With approximately $3.9 - $4.0 billion of new funding from Defense, Telecom's capitalization is expected to be sufficient to enable realization of current business plan with reduced dependence/reliance on General Motors and the capital markets

 .  Principal Market, Structural and Other Factors Affecting Value

     . The $1-2/3 Stock is expected to reflect the same tracking stock and conglomerate discounts to the Telecom business interest as are believed to exist currently

     . The Board's optional call on the New Class H Stock for $1-2/3 Stock at 120% of market value cannot be exercised for five years

     . Voting and liquidation rights may be slightly diluted by the reset provisions of the New Class H Stock

$1-2/3 Shareholder Considerations
--------------------------------------------------------------------------------
Pro Forma Impact on GM Credit and $1-2/3 EPS


 . Credit impact is believed not to be material based on GM management's discussions with the rating agencies

 . GM $1-2/3 EPS impact is expected by GM management to result in slight dilution (approximately $0.05 per $1-2/3 share in 1998)

 . Against this slight dilution in $1-2/3 EPS, each $1-2/3 share receives a distribution in Class A Share of Defense/Raytheon as follows:

                                                              Raytheon Stock Price
                                                       ----------------------------------
                                                         $50      $55      $60      $65
                                                       -------  -------  -------  -------
Value of Class A Share Distribution Per $1-2/3 Share    $2.99    $3.64    $4.18    $4.72
                                                       =======  =======  =======  =======